Exhibit 99.1
CONNECTIVITY SOLUTIONS
A Business Unit of Emerson Electric Co.
Combined Financial Statements

July 25, 2014 and September 30, 2013
 (With Independent Auditors' Report Thereon)

TABLE OF CONTENTS

Page

Independent Auditors' Report	1

Combined Balance Sheets as of July 25, 2014 and September 30, 2013	2

Combined Statements of Earnings and Comprehensive Income
for the Ten Months Ended July 25, 2014 and the Years Ended September 30,
2013 and 2012	3

Combined Statements of Invested Equity for the Ten Months Ended
July 25, 2014 and the Years Ended September 30, 2013 and 2012	4

Combined Statements of Cash Flows for the Ten Months Ended
July 25, 2014 and the Years Ended September 30, 2013 and 2012	5

Notes to Combined Financial Statements	6

Independent Auditors' Report
The Board of Directors
Bel Fuse Inc.:
We have audited the accompanying combined financial statements of Connectivity Solutions and its subsidiaries, which comprise the combined balance sheets as of July 25, 2014 and September 30, 2013, and the related combined statements of earnings and comprehensive income, invested equity, and cash flows for the ten months ended July 25, 2014 and the fiscal years ended September 30, 2013 and 2012, and the related notes to the combined financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Connectivity Solutions and its subsidiaries as of July 25, 2014 and September 30, 2013, and the results of their operations and their cash flows for the ten months ended July 25, 2014 and the fiscal years ended September 30, 2013 and 2012 in accordance with U.S. generally accepted accounting principles.

 /s/ KPMG LLP
Minneapolis, MN
February 2, 2015

CONNECTIVITY SOLUTIONS
COMBINED BALANCE SHEETS
(dollars in thousands)

	July 25,	September 30,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$7,396	$5,041
Accounts receivable - less allowance for doubtful accounts of $130
and $100, respectively	7,484	8,077
Accounts receivable from Emerson affiliates	9	7
Inventories	14,989	13,756
Assets held for sale	-	1,619
Deferred income taxes	1,540	2,073
Other current assets	1,028	973
Total Current Assets	32,446	31,546

Property, plant and equipment, net	5,480	5,936
Other intangibles, net	4,215	5,037
Goodwill, net	42,875	42,769
Deferred income taxes	-	-
Other assets	253	116
TOTAL ASSETS	$85,269	$85,404

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Trade accounts payable	10,062	9,040
Accounts payable to Emerson affiliates	61	189
Accrued salaries	2,045	2,057
Accrued sales commissions	850	1,121
Other accrued expenses	1,900	1,561
Total Current Liabilities	14,918	13,968

Long-term Liabilities:
Deferred income taxes	899	96
Liability for uncertain tax positions	428	428
Total Long-Term Liabilities	1,327	524

Invested Equity:
Net investment of Emerson	102,623	107,063
Long-term receivable from Emerson	(36,680)	(38,968)
Accumulated other comprehensive income	3,081	2,817
Total Invested Equity	69,024	70,912
TOTAL LIABILITIES AND INVESTED EQUITY	$85,269	$85,404

See accompanying notes to combined financial statements.

CONNECTIVITY SOLUTIONS
COMBINED STATEMENTS OF EARNINGS
AND COMPREHENSIVE INCOME
(dollars in thousands)

	Ten Months
	Ended	Years Ended September 30,
	July 25, 2014	2013	2012

Net sales	$62,867	$85,268	$93,780

Costs and expenses:
Cost of sales	39,000	52,328	59,261
Selling, general and administrative	19,023	24,489	24,511
Other deductions, net	644	194	2,279
Interest income, net	(533)	(685)	(584)
	58,134	76,326	85,467

Earnings before provision for income taxes	4,733	8,942	8,313
Provision for income taxes	1,630	2,958	2,734

Net earnings	$3,103	$5,984	$5,579

Comprehensive income:
Net earnings	$3,103	$5,984	$5,579
Foreign currency translation	264	5	168
Total comprehensive income	$3,367	$5,989	$5,747

See accompanying notes to combined financial statements.

CONNECTIVITY SOLUTIONS
COMBINED STATEMENTS OF INVESTED EQUITY
(dollars in thousands)

				Accumulated
			Long-term	Other
		Net Investment	Receivable	Comprehensive
	Total	of Emerson	from Emerson	Income

Balance, September 30, 2011	$84,443	$113,272	$(31,473)	$2,644

Net earnings	5,579	5,579	-	-
Cash dividends	(8,583)	(8,583)	-	-
Foreign currency translation	168	-	-	168
Changes in net investment	(732)	(732)	-	-
Changes in long-term receivable	(5,011)	-	(5,011)	-

Balance, September 30, 2012	75,864	109,536	(36,484)	2,812

Net earnings	5,984	5,984	-	-
Cash dividends	(9,031)	(9,031)	-	-
Foreign currency translation	5	-	-	5
Changes in net investment	574	574	-	-
Changes in long-term receivable	(2,484)	-	(2,484)	-

Balance, September 30, 2013	70,912	107,063	(38,968)	2,817

Net earnings	3,103	3,103	-	-
Cash dividends	(7,857)	(7,857)	-	-
Foreign currency translation	264	-	-	264
Changes in net investment	314	314	-	-
Changes in long-term receivable	2,288	-	2,288	-

Balance, July 25, 2014	$69,024	$102,623	$(36,680)	$3,081

See accompanying notes to combined financial statements.

CONNECTIVITY SOLUTIONS
COMBINED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Ten Months
	Ended	Years Ended September 30,
	July 25, 2014	2013	2012

Cash flows from operating activities:
Net earnings	$3,103	$5,984	$5,579
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	2,406	3,025	4,630
Impairment of property, plant and equipment	-	127	237
Deferred income taxes	1,336	2,201	1,949
Other, net	30	45	41
Changes in operating working capital:
Decrease in accounts receivable	537	557	1,123
Decrease (increase) in related-party receivables	10	(39)	14
(Increase) decrease in inventories	(1,284)	2,213	3,759
(Increase) decrease in other current assets	(73)	(18)	135
Increase (decrease) in accounts payable	864	(1,626)	(2,138)
(Decrease) increase in related-party payables	(112)	131	56
Increase (decrease) in accrued expenses	79	(838)	(203)
Net cash provided by operating activities	6,896	11,762	15,182

Cash flows from investing activities:
Purchase of property, plant and equipment	(748)	(1,060)	(2,264)
Purchase of capitalized software	(194)	(84)	(400)
Increase in other assets	(239)	(30)	(52)
Proceeds from disposal/sale of property, plant and equipment	1,619	-	-
Net cash provided by (used in) investing activities	438	(1,174)	(2,716)

Cash flows from financing activities:
Dividends paid	(7,857)	(9,031)	(8,583)
Increase (decrease) in investment of Emerson	314	574	(732)
Decrease (increase) in long-term receivable from Emerson	2,288	(2,484)	(5,011)
Net cash used in financing activities	(5,255)	(10,941)	(14,326)
Effect of exchange rate changes on cash	276	(5)	78

Net Increase (Decrease) in Cash and Cash Equivalents	2,355	(358)	(1,782)

Cash and Cash Equivalents - beginning of period	5,041	5,399	7,181

Cash and Cash Equivalents - end of period	$7,396	$5,041	$5,399

See accompanying notes to combined financial statements.

CONNECTIVITY SOLUTIONS
NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF JULY 25, 2014 AND SEPTEMBER 30, 2013 AND FOR THE TEN MONTHS ENDED JULY 25, 2014
 AND THE YEARS ENDED SEPTEMBER 30, 2013 AND 2012
(Dollars in thousands)
1.            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Connectivity Solutions and Subsidiaries (the "Company" or "Connectivity Solutions") operates as a business unit of Emerson Electric Co.'s ("Emerson") Network Power segment.  The Company is a leading provider of high performance RF/microwave and harsh environment optical connectors and cable assemblies for a broad range of applications, including military, aerospace, wireless communications, data communications, broadcast and industrial. The Company's business includes the following brands: Stratos Optical Technologies, Johnson, Trompeter, Midwest Microwave, Semflex, Vitelec Electronics, AIM Electronics and Cambridge Products. These combined financial statements (the "Financial Statements") present the carve-out historical financial position, results of operations and cash flows of the Company as if it had operated on a stand-alone basis subject to Emerson's control.

The Connectivity Solutions business has a global sales footprint.  It is headquartered in Bannockburn, Illinois and has manufacturing facilities in Waseca, Minnesota; Melbourne, Florida; Mesa, Arizona; Chelmsford, United Kingdom; and Shanghai in the People's Republic of China.

Basis of Presentation

On May 16, 2014, Emerson and Bel Fuse Inc. ("Bel") announced the execution of a definitive agreement in which Emerson agreed to sell the Company to Bel for $98,000 (the "Transaction").  The transaction closed in two stages.  The purchase of the U.S. and U.K. subsidiaries closed on July 25, 2014 and the purchase of the China subsidiary closed on August 29, 2014.  These financial statements combine the financial information of all subsidiaries within the Transaction.  See Note 12 for further details.

The Company has historically operated as part of Emerson and not as a separate stand-alone entity.  These Financial Statements have been prepared on a "carve-out" basis from the consolidated financial statements of Emerson.  The accompanying Financial Statements only include operations and assets and liabilities that are specifically attributable to the Company.  Certain general and administrative functions were maintained at the Emerson corporate level and the related costs were allocated to the Company based on methodologies Emerson management believes to be reasonable.  However, the Financial Statements do not purport to represent the financial position, the results of operations, changes in invested equity and cash flows of the Company in the future or what they would have been if the Company had operated as a stand-alone entity during the periods presented.

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), by aggregating financial information of the subsidiaries of Emerson focused entirely on the Company's activities. Transactions and balances between the Company's combined entities have been eliminated.  The accompanying financial statements represent the Company's financial position as of July 25, 2014 and September 30, 2013 and the operating results and cash flows for the ten month period ended July 25, 2014 and the fiscal years ended September 30, 2013 and 2012.  Throughout the notes to the combined financial statements, any reference to the "periods presented" refer to these periods.

No adjustments were made to the assets and liabilities of the Company to reflect specifically included or excluded assets or liabilities under the provisions of the Transaction.

As a separate business unit of Emerson, the Company performed certain of its own management and administrative functions.  However, Emerson provided certain oversight and support services, including assistance with management strategy, logistics, marketing, finance, treasury, tax, human resources, legal, and other activities. A charge for these services was historically allocated to the Company based principally on revenues.  Management considered these allocations to be reasonable but not necessarily indicative of the costs that would have been incurred if the Company had been operated on a stand-alone basis.  In addition, Emerson charged its business units for centrally provided services such as IT services comprised of application hosting, network support, network security, messaging, and other technology related services. The Company was charged a portion of the actual cost of Emerson's IT infrastructure based on usage of these services. The Company was charged for the actual cost of Emerson-sponsored programs, including employee benefits, insurance, freight, workers' compensation and other programs.

Emerson centrally manages substantially all of its financial resources.   The Company historically financed its operating and capital resource requirements through cash flows from operations and intercompany funding with Emerson.  Emerson did not allocate corporate debt and the related interest charges to its operating subsidiaries and therefore these Financial Statements do not reflect an allocation of corporate interest expense.

The total invested equity in the Financial Statements constitutes Emerson's investment in the Company, which includes the cumulative intercompany receivable balance due from Emerson.  Interest income earned on the Company's cumulative intercompany receivable balance due from Emerson is included in earnings.

The Financial Statements of the Company are presented in U.S. dollars, which is its reporting currency. The functional currency of the Company's China subsidiary is the U.S. dollar and is the British Pound for its U.K. subsidiary.  Adjustments resulting from translating local currency financial statements into U.S. dollars are reflected in accumulated other comprehensive income.
Use of Estimates
The preparation of the Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the accompanying combined financial statements and accompanying notes.  Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and sales returns; the valuation of goodwill and intangible assets, deferred tax assets, fixed assets and inventory; and reserves for warranty costs, income tax uncertainties and other contingencies. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.
Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with original maturities of three months or less and include amounts maintained in Emerson-sponsored pooled cash accounts.
Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the combined statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers' financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns.

 Inventories
Inventories are stated at the lower of cost or market with market being determined on a first-in first-out basis. Inventory is valued based on standard costs that approximate actual costs.  Cost standards are revised at the beginning of each fiscal year.  The annual effect of resetting standards plus any operating variances incurred during each period are allocated between inventories and cost of sales.  Each quarter, inventory is reviewed for potential excess or obsolescence on an item by item basis by a cross functional team within the Company.  The inventory carrying value is reduced to reflect any difference between its cost and the net realizable market value based on the current and historic market conditions and trends.
Fair Value Measurements
ASC 820, Fair Value Measurement, established a formal hierarchy and framework for measuring certain financial statement items at fair value, and expanded disclosures about fair value measurements and the reliability of valuation inputs.  Under ASC 820, measurement assumes the transaction to sell an asset or transfer a liability occurs in the principal or at least the most advantageous market for that asset or liability.  Within the hierarchy, Level 1 instruments use observable market prices for the identical item in active markets and have the most reliable valuations.  Level 2 instruments are valued through broker/dealer quotation or through market-observable inputs for similar items in active markets, including forward and spot prices, interest rates and volatilities.  Level 3 instruments are valued using inputs not observable in an active market, such as company-developed future cash flow estimates, and are considered the least reliable.
The carrying value approximates fair value for cash and cash equivalents, accounts receivable, other current assets, trade accounts payable and accrued expenses.

Property, Plant, and Equipment
The Company records investments in land, buildings and improvements, and machinery and equipment at cost.  Depreciation on building and improvements and machinery and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 30 years, while the estimated useful lives of machinery and equipment range from 3 to 10 years.  Long-lived tangible assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable.  Impairment losses are recognized based on estimated fair values if the sum of expected future undiscounted cash flows of the related assets is less than carrying values.
Goodwill and Other Intangibles
Assets and liabilities acquired in business combinations are accounted for using the acquisition method and recorded at their respective fair values.  The Company conducts an impairment test of goodwill on an annual basis in the fourth quarter and between tests if events or circumstances indicate the fair value of a reporting unit may be less than its carrying value.  If a reporting unit's carrying value exceeds its estimated fair value, goodwill impairment is recognized to the extent that recorded goodwill exceeds the implied fair value of goodwill.  Estimated fair values of the reporting unit are Level 3 measures and are developed primarily under the income approach that discounts estimated future cash flows using risk-adjusted interest rates.  No goodwill impairment was recorded during periods presented.  See Note 4.
All of the Company's identifiable intangible assets are subject to amortization.  Identifiable intangibles consist of intellectual property such as patented and unpatented technology and trademarks, customer relationships and capitalized software, and are amortized on a straight-line basis over their estimated lives.  These intangibles are also subject to evaluation for potential impairment if events and circumstances indicate the carrying value may not be recoverable.  No such events or circumstances were identified during the periods presented for 2014, 2013 and 2012.
Income Taxes
The provision for income taxes is calculated as if the Company completed a separate tax return apart from Emerson although the Company was included in Emerson's U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns.  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.
Product Warranties
Warranties vary by product line and are competitive for the markets in which the Company operates.  Warranties generally extend for one to three years from the date of sale. Provisions for warranty are determined primarily based on historical warranty cost as a percentage of sales, adjusted for specific problems that may arise.
Net Investment of Emerson
Net investment of Emerson represents Emerson's net investment in the Company and reflects the cumulative effects of intercompany transactions between the Company and Emerson, Emerson's contributions to the Company, and accumulated net earnings (loss) of the Company, and is a component of invested equity within the Financial Statements.
Comprehensive Income
Comprehensive income is composed of net earnings plus changes in foreign currency translation.  Accumulated other comprehensive income, net of tax, consists of foreign currency translation adjustments of $3,081 and $2,817 at July 25, 2014 and September 30, 2013, respectively.
Revenue Recognition
The Company recognizes nearly all of its revenues through the sale of manufactured products and records the sale when products are shipped, title and risk of loss passes to the customer, persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collection is reasonably assured.  Allowances, based on historical experience, are made for anticipated returns of products and sales discounts at the time products are sold.

The Company records amounts billed to customers for shipping and handling fees in a sales transaction as revenue.  Shipping and handling costs of $154, $201 and $317 for the periods presented for 2014, 2013 and 2012, respectively, are included in selling, general, and administrative expenses.
No customers accounted for more than 10% of the Company's net sales during the periods presented.
Effects of Foreign Currency

Most of the Company's significant expenses, including raw materials, labor and manufacturing expenses, are incurred primarily in U.S. Dollars and to a lesser extent in Chinese Renminbi and British Pounds.  The Company's UK entity, whose functional currency is the British Pound, enters into transactions which include sales denominated principally in Euros, British Pounds and various other European currencies, and purchases that are denominated principally in U.S. Dollars and British Pounds.  Such transactions resulted in net realized and unrealized currency exchange (losses) gains of ($88), $86 and ($112) during the periods presented for 2014, 2013 and 2012, respectively, which were included in net earnings.  Assets and liabilities of the U.K. operations are translated at exchange rates as of the balance sheet date, and income, expense and cash flow items are translated at a weighted-average exchange rate for the applicable period.  Translation adjustments are recorded in other comprehensive income.  Translation of subsidiaries' foreign currency financial statements into U.S. dollars resulted in translation gains of $264, $5 and $168 during the periods presented for 2014, 2013 and 2012, respectively, which are included in comprehensive income.

Research and Development ("R&D")

On occasion, the Company executes non-disclosure agreements with customers to help develop proprietary, next generation products destined for rapid deployment. Research and development costs are expensed as incurred, and are included in SG&A. Generally, research and development is performed internally for the benefit of the Company. Research and development costs include salaries, utilities, rents, materials, administration costs and miscellaneous other items. Research and development expenses during the periods presented for 2014, 2013 and 2012 amounted to $425, $696 and $782, respectively, and are included in selling, general and administrative expenses.

Stock-Based Compensation

Emerson-sponsored stock-based compensation plans in which certain employees of the Company participate, include stock options, performance shares and restricted stock.  The stock option plan permits key officers and employees to purchase Emerson common stock at specified prices. Awards are granted at 100 percent of the closing market price of  Emerson's common stock on the date of grant. Options generally vest one-third in each of the three years subsequent to grant and expire 10 years from the date of grant. The grant date fair value of options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized ratably over the vesting period based on the number of options expected to vest.  Performance share awards distribute the value of Emerson common stock and are subject to certain operating performance conditions and other restrictions.  Distribution is primarily in shares of Emerson common stock and cash.  Compensation expense is recognized at fair value over the service periods based on the number of awards ultimately expected to be earned and is adjusted at the end of each reporting period to reflect the change in fair value of the awards.  Restricted stock awards involve distribution of Emerson common stock to key management employees subject to cliff vesting at the end of service periods ranging from three to ten years. The fair value of restricted stock awards is determined based on the average of the high and low market prices of Emerson's common stock on the date of grant, with compensation expense recognized ratably over the applicable service period.

Advertising Expenses

The Company incurs advertising costs throughout the course of the year, primarily related to trade shows.  These costs are expensed as incurred.  Advertising expense amounted to $776, $878 and $550 during the periods presented for 2014, 2013 and 2012, respectively, and are included in selling, general and administrative expenses.

New Financial Accounting Standards

Effective October 1, 2012, the Company adopted updates to ASC 220, Comprehensive Income, and presents comprehensive income in a single continuous statement together with the statement of earnings. This update did not change the items reported in other comprehensive income or when those items should be reclassified into earnings. Effective October 2013, additional disclosures were required for comprehensive income, including presenting reclassifications out of accumulated other comprehensive income by income statement line item.  The Company did not have any such reclassifications during the periods presented.

2.	INVENTORIES

The components of inventories were as follows:

	July 25,	September 30,
	2014	2013
Raw materials	$6,453	$5,962
Work in progress	4,192	3,515
Finished goods	4,344	4,279
	$14,989	$13,756

3.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	July 25,	September 30,
	2014	2013
Buildings and improvements	$929	$512
Machinery and equipment	24,846	25,126
Construction in progress	367	44
	26,142	25,682
Accumulated depreciation	(20,662)	(19,746)
	$5,480	$5,936

Depreciation expense was $1,383, $1,708 and $1,710 during the periods presented for 2014, 2013 and 2012, respectively.

Prior to fiscal year 2012, management decided to sell the Company's Mesa, Arizona land and building.  Accordingly, the property was classified as held for sale and measured at the lower of its carrying amount or fair value less cost to sell.  During fiscal years 2012 and 2013, it was determined that the carrying value of the Mesa, Arizona property (land and building) exceeded its estimated fair value less cost to sell.  As a result, the Company recorded impairment charges related to this property in the amounts of $127 and $237 during the fiscal years ended 2013 and 2012, respectively.  The sale of the property was completed in October 2013 at a price which approximated its adjusted carrying value at that time.  The net realizable value of the property was classified as held for sale in the accompanying combined balance sheet as of September 30, 2013.

4.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price and related acquisition costs over the fair value assigned to the net tangible and other intangible assets acquired in a business acquisition.

Other intangible assets include customer relationships, trademarks/tradenames, developed technology, non-compete agreements, restrictive agreements and capitalized software.  Amounts assigned to these intangible assets have been determined by management.  Management considered a number of factors in determining the allocations, including valuations and independent appraisals.  Other intangible assets are being amortized over 8 to 15 years.

The changes in the carrying value of goodwill for the periods ended July 25, 2014 and September 30, 2013 are as follows:

	Balance at	Foreign	Balance at	Foreign	Balance at
	September 30,	Currency	September 30,	Currency	July 25,
	2012	Translation	2013	Translation	2014

Goodwill, gross	93,718	2	93,720	106	93,826
Accumulated impairment charges	(50,951)		(50,951)		(50,951)
Goodwill, net	42,767		42,769		42,875

The Company completed annual goodwill impairment tests for the fiscal years ended September 30, 2012 and 2013, and the ten-month period ended July 25, 2014.  Management has concluded that the fair value of the goodwill at each period-end date exceeded its carrying value and that no impairment existed on those dates.

The gross carrying amount and accumulated amortization of identifiable intangible assets by major class follow:

	July 25, 2014			September 30, 2013
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Customer relationships	$13,150	$12,053	$1,097	$13,150	$11,601	$1,549
Trademarks/tradenames	6,390	3,626	2,764	6,390	3,268	3,122
Developed technology	2,810	2,810	-	2,810	2,810	-
Non-compete/restrictive agreements	1,700	1,700	-	1,700	1,700	-
Capitalized software	2,725	2,371	354	2,524	2,158	366

	$26,775	$22,560	$4,215	$26,574	$21,537	$5,037

Estimated amortization expense for intangible assets for the next five years is as follows:

July 25,	Amortization Expense

2015	$919
2016	889
2017	343
2018	343
2019	343

5.            INCOME TAXES

Pretax earnings consist of the following:

	Ten Months
	Ended	Years Ended September 30,
	July 25, 2014	2013	2012

United States	$3,604	$6,623	$5,661
Non U.S.	1,129	2,319	2,652
Total pretax earnings	4,733	8,942	8,313

The principal components of income tax expense are as follows:

	Ten Months
	Ended	Years Ended September 30,
	July 25, 2014	2013	2012
Current:
Federal	$7	$70	$127
State and local	(2)	83	152
Non U.S.	299	547	657
	304	700	936
Deferred:
Federal	1,208	2,129	1,804
State and local	108	146	(6)
Non U.S.	10	(17)	-
	1,326	2,258	1,798

Income tax expense	$1,630	$2,958	$2,734

The effective tax rate was 34.4%, 33.1% and 32.9% for the periods presented for 2014, 2013 and 2012, respectively. The significant differences between the effective tax rate and U.S. federal statutory rate of 34% are comprised primarily of the state income taxes and differences in foreign tax rates and the U.S. rate.

The Company's operating results have historically been included in Emerson's combined U.S. Federal and state income tax returns and certain foreign jurisdictions. The provisions for income taxes in the combined Financial Statements have been determined on a separate return basis as if the Company had filed its own tax returns. All tax attributes generated by the Company, as calculated on a separate return methodology not retained by the Company and not used by Emerson historically, will be retained by Emerson.

Unrecognized tax benefits, before recoverability of cross-jurisdictional tax credits (federal, state, and non-U.S.) and temporary differences, amounted to $428 at September 30, 2014 and July 25, 2014.  The amount of unrecognized tax benefits are not expected to decrease over the next 12 months.  If none of the unrecognized tax benefits is ultimately paid, the tax provision and the calculation of the effective tax rate would be favorably impacted by $428.

The company accrues interest and penalties related to income taxes in income tax expense and no material amounts of interest and penalties were recorded during the periods presented for 2014, 2013 and 2012, respectively.  As of July 25, 2014 and September 30, 2013, amounts accrued for interest and penalties were immaterial.

The United States is the major jurisdiction for which the Company files income tax returns.  Examinations by the U.S. Internal Revenue Service are complete through fiscal year 2009 and are currently in progress for fiscal years 2010 and 2011.  The status of state and non-U.S. tax examinations varies by the numerous legal entities and jurisdictions in which the Company operates.

As of July 25, 2014, the Company has gross federal, state and foreign net operating losses ("NOL") of $91.6 million and credit carryforwards of $0.5 million which amount to a total of $14.7 million of deferred tax assets.  The Company has established valuation allowances totaling $3.4 million against these deferred tax assets. The federal NOL's expire at various times during 2022 – 2024,  the state NOL's expire at various times during 2015 – 2029 and the tax credit carryforwards expire at various times during 2015-2018.  The Company anticipates the net deferred tax assets will be realizable prior to expiration of the underlying NOL's based on projected future earnings and through the reversal of deferred tax liabilities in future periods.

The principal items that gave rise to deferred income tax assets and liabilities follow.

	July 25,	September 30,
	2014	2013
	Tax Effect	Tax Effect
Deferred Tax Assets (Liabilities) - current:
Reserves and accruals	$1,608	$2,209
Depreciation	(73)	(141)
Other accruals	5	5
	1,540	2,073

Deferred Tax Assets (Liabilities) - noncurrent:
Depreciation	(881)	(377)
Amortization	(10,854)	(10,675)
Federal, state and foreign net operating loss
and credit carryforwards	14,228	14,388
Other accruals	1,747	1,768
Valuation allowance	(5,139)	(5,200)
	(899)	(96)
	$641	$1,977

6.            GEOGRAPHICAL INFORMATION

The following is a summary of the Company's net sales to external customers by geographic area.

	Ten Months
	Ended	Year Ended September 30,
	July 25, 2014	2013	2012
Net Sales by Geographic Area:

United States	$50,565	$70,590	$76,176
United Kingdom	6,871	7,597	9,512
People's Republic of China	5,431	7,081	8,092
Consolidated net sales	$62,867	$85,268	$93,780

Net sales to external customers are attributed to individual countries based on the geographic source of the billing for such customer sales.

The following is a summary of net assets by geographic area:

	July 25,	September 30,
	2014	2013
Net Assets by Geographic Location:

United States	$60,301	$61,359
United Kingdom	4,428	4,692
People's Republic of China	4,295	4,861
Consolidated net assets	$69,024	$70,912

7.        RETIREMENT PLAN

In the U.S., the Company's associates are eligible to participate in the Emerson-sponsored 401(k) plan.  This plan is intended to meet the applicable requirements for tax-qualification under sections 401(a) and (k) of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) plan allows eligible employees to voluntarily contribute a percentage of their eligible compensation, subject to Code limitations, which contributions are matched by the Company. The Company's matching contribution is equal to 50% of the first 6% of compensation contributed by participants.  Total defined contribution plan expense for the periods presented for 2014, 2013 and 2012 was $388, $471 and $196, respectively.

8.    SHARE-BASED COMPENSATION

Certain key management employees of the Company participate in Emerson stock-based compensation plans which include stock options, performance shares and restricted stock.  Stock-based compensation is recognized based on Emerson's expense under generally accepted accounting principles.

Such plans include performance share awards which distribute the value of Emerson common stock and are subject to certain operating performance conditions and other restrictions.  Distribution is primarily in shares of Emerson common stock and cash.  Compensation expense is recognized at fair value over the service periods based on the number of awards ultimately expected to be earned and is adjusted at the end of each reporting period to reflect the change in fair value of the awards.  The Company recorded expenses related to performance share awards of $414, $780 and $303 for the periods presented for 2014, 2013 and 2012, respectively.

The stock option plan permits key officers and employees to purchase Emerson common stock at specified prices. Awards are granted at 100 percent of the closing market price of Emerson's common stock on the date of the grant. Options generally vest one-third in each of the three years subsequent to grant and expire 10 years from the date of grant. The Company recorded expenses related to stock options of $156, $40 and $87 for the periods presented for 2014, 2013 and 2012, respectively.

The Emerson stock-based compensation plans also include restricted stock awards, which cliff vest and are expensed over the applicable service periods based on grant date fair value.  The Company recorded expenses related to restricted stock awards of $31, $38 and $37 for the periods presented for 2014, 2013 and 2012, respectively.

9.	OTHER DEDUCTIONS, NET

Other deductions, net is summarized as follows:

	Ten Months
	Ended	Year Ended September 30,
	July 25, 2014	2013	2012
Amortization of intangibles	$810	$1,020	$2,636
Severance costs	449	-	370
Royalty income	(686)	(707)	(1,017)
Fixed asset impairment	-	127	237
Other	71	(246)	53
Total	$644	$194	$2,279

The reduction in amortization of intangibles in 2013 was due to certain of the Company's intangible assets becoming fully amortized during the year.  Other is composed of foreign currency transaction gains and losses, and other items.

10.        COMMITMENTS AND CONTINGENCIES

Leases

The Company leases various facilities, equipment and vehicles under operating leases expiring through February 2022.  Some of these leases require the Company to pay certain executory costs (such as insurance and maintenance).

Future minimum lease payments for operating leases, excluding occupancy charges, are as follows:

Years Ending
July 25,

2015	$1,186
2016	496
2017	192
2018	158
2019	157
Thereafter	404
$2,593

Rental expense for all leases, excluding occupancy charges, was $1,065, $1,172 and $1,191 for the periods presented for 2014, 2013 and 2012, respectively.

Legal Proceedings

The Company is not a party to any legal proceeding, the adverse outcome of which is likely to have a material adverse effect on the Company's combined financial condition or results of operations.

11.            RELATED PARTY TRANSACTIONS

The Company engages in various transactions with Emerson Electric Co. and its subsidiaries.  Related-party balances reported in the accompanying balance sheets include the following:

	July 25,	September 30,
	2014	2013
Cash pool	$3,927	$3,793
Related-party receivables from Emerson affiliates	9	7
Related-party payables to Emerson affiliates	61	189
Net investment of Emerson	102,623	107,063
Long-term receivable from Emerson	36,680	38,968

The Company and its subsidiaries utilize cash pool arrangements with Emerson throughout the world consisting of cash swept to (or drawn from) Emerson controlled accounts but available on demand to the Company.  Net interest earned from these cash pool arrangements during the periods presented for 2014, 2013 and 2012 was $43, $67, and $66, respectively.

Interest income earned on the cumulative long-term intercompany receivable due from Emerson in the U.S. was $491, $618 and $519 during the periods presented for 2014, 2013 and 2012, respectively.

Other related-party transactions reported in earnings include the following:

		Ten Months
		Ended	Year Ended September 30,
Location		July 25, 2014	2013	2012

Related-party sales to Emerson affiliates	Net Sales	$35	$54	$73
Support services	SG&A	197	329	327
Stock-based compensation	SG&A	601	858	427
IT services	SG&A	998	1,300	1,144
Emerson-sponsored programs	SG&A	2,235	2,929	3,456

12.            SUBSEQUENT EVENT

On May 16, 2014, Bel Fuse Inc. ("Bel") entered into a Stock Purchase Agreement with Emerson pursuant to which the Bel agreed to acquire the Company for $98,000, subject to adjustments based on working capital and the amount of cash at closing.  On July 25, 2014, the Company completed its acquisition of the U.S. and U.K. entities of the Company from Emerson with a payment, net of cash acquired and including a working capital adjustment, of $90,700.  The China portion of the transaction was subsequently completed on August 29, 2014 with an additional cash payment of $9,000.

The Company has evaluated subsequent events from the balance sheet date through February 2, 2015, the date at which the combined financial statements were available to be issued, and determined that there are no other items to disclose.